Exhibit 10.17(b)

DELTA AIR LINES, INC. 2009 LONG TERM INCENTIVE PROGRAM

AWARD AGREEMENT

Date of this Agreement:
Grant Date:

[Name]

This Award Agreement (the “Agreement”) describes some of the terms of your award (the “Award”) under the Delta Air Lines, Inc. 2009 Long Term Incentive Program (which is subject to the Delta Air Lines, Inc. 2007 Performance Compensation Plan) (the “2009 LTIP”). Your Award is subject to the terms of the 2009 LTIP and this Agreement. Capitalized terms that are used but not otherwise defined in this Agreement have the meaning set forth in the 2009 LTIP. In order for this Award to remain effective, you must accept the Award in accordance with Section 9 below on or before the date that is 30 calendar days after the date of this Agreement (the “Acceptance Date”). If you do not accept the Award as required, the Award and this Agreement will become void and of no further effect as of 5:00 pm Eastern Time on the Acceptance Date.

1. Summary of Award. Your Award will include Restricted Stock and a Performance Award as described below. Terms applicable to your Award, including the lapsing of the Restrictions on your Restricted Stock, the vesting and form of payment, if any, of your Performance Award and the forfeitability of your Award, are included in the 2009 LTIP.

(a) Restricted Stock. You are hereby awarded, on the Grant Date above (the “Grant Date”), Restricted Stock for [NUMBER] shares of Delta Common Stock, par value $0.0001 per share.

(b) Performance Award. You are hereby awarded, on the Grant Date, a Performance Award for $[AMOUNT] at the target level.

2. Restrictive Covenants. In exchange for the Award, you hereby agree as follows:

(a) Trade Secrets. You hereby acknowledge that during the term of your employment with Delta Air Lines, Inc., its subsidiaries and affiliates (“Delta”), you have acquired and will continue to acquire knowledge of secret, confidential and proprietary information regarding Delta and its business that fits within the definition of “trade secrets” under the law of the State of Georgia, including, without limitation, information regarding Delta’s present and future operations, its financial operations, marketing plans and strategies, alliance agreements and relationships, its compensation and incentive programs for employees, and the business methods used by Delta and its employees, and other information which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (each, a “Trade Secret”). You hereby agree that for so long as such information remains a Trade Secret as defined by Georgia law, you will hold in a fiduciary capacity for the benefit of Delta and shall not directly or indirectly make use of, on your own behalf or on behalf of others, any Trade Secret, or transmit, reveal or disclose any Trade Secret to any person, concern or entity. Nothing in this Agreement is intended, or shall be construed, to limit the protections of any applicable law protecting trade secrets.

(b) Confidential or Proprietary Information. You further agree that you will hold in a fiduciary capacity for the benefit of Delta, and, during the term of your employment with Delta and for the two year period after such employment terminates, shall not directly or indirectly use or disclose, any Confidential or Proprietary Information, as defined hereinafter, that you acquire (whether or not developed or compiled by you and whether or not you were authorized to have access to such Confidential or Proprietary Information) during the term of, in the course of, or as a result of your employment by Delta. Subject to the provisions set forth below, the term “Confidential or Proprietary Information” as used in this Agreement means the following secret, confidential and proprietary information of Delta not otherwise included in the definition of Trade Secret: all marketing, alliance, advertising and sales plans and strategies; all pricing information; all financial, advertising and product development plans and strategies; all compensation and incentive programs for employees; all alliance agreements, plans and processes; all plans, strategies, and agreements related to the sale of assets; all third party provider agreements, relationships, and strategies; all business methods and processes used by Delta and its employees; all personally identifiable information regarding Delta employees, contractors, and applicants; and all lists of actual or potential customers or suppliers maintained by Delta. The term “Confidential or Proprietary Information” does not include information that has become generally available to the public by the act of one who has the right to disclose such information. Nothing in this Agreement is intended, or shall be construed, to limit the protections of any applicable law protecting confidential or proprietary information.

(c) Employee Non-Solicitation Agreement. During the term of your employment with Delta and during the one-year period following the termination of such employment, you will not directly or indirectly (on your own behalf or on behalf of any other person, company, partnership, corporation or other entity), employ or solicit for employment any individual who is a management or professional employee of Delta for employment with any entity or person other than Delta or solicit, encourage or induce any such person to terminate their employment with Delta. The restrictions set forth in this Section shall be limited to those Delta management or professional employees who: (i) were employed by Delta during your employment in a supervisory or administrative job; and (ii) with whom you had material professional contact during your employment with Delta.

(d) Non-Competition Agreement. You acknowledge that Delta competes in a worldwide passenger air travel market, and Delta’s business plan is increasingly international in scope. You also acknowledge that although Delta’s business plan focuses on international air travel as a growing and important component, domestic air travel service will continue to be critical to Delta’s success and will remain a primary focus of its overall air travel business. You acknowledge that the airlines listed below are particular competitors to Delta in the domestic or international market, and employment or consulting with any of the listed carriers would create more harm to Delta than relative to your possible employment or consulting with other air passenger carriers or air cargo carriers. You agree that the restrictions placed on you under this paragraph will not prevent you from earning a livelihood, given the large number of worldwide and domestic passenger and cargo air carriers not included in the list below. During the term of your employment with Delta and for the one-year period following the termination of such employment, you will not on your own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, provide the same or substantially similar services, as an employee, consultant, partner, or in any other capacity, to any of the following entities, which you hereby acknowledge are all competitors of Delta: AMR Corporation, American Airlines, Inc., Continental Airlines, Inc., Southwest Airlines Co., UAL Corporation, United Air Lines, Inc., US Airways Group, Inc., US Airways, Inc., JetBlue Airways Corporation, AirTran Holdings, Inc., or AirTran Airways, Inc. (individually and collectively, the

“Competitor”). This restriction shall only apply to the extent that you may not provide services to the Competitor: (a) while working within a fifty (50) mile radius of the city limits of Atlanta, Georgia; or (b) while working out of or within a fifty (50) mile radius of the corporate headquarters or a major hub operation of the Competitor.

(e) Return of Property. You hereby agree that all property belonging to Delta, including records, files, memoranda, reports, personnel information (including benefit files, training records, customer lists, operating procedure manuals, safety manuals, financial statements, price lists and the like), relating to the business of Delta, with which you come in contact in the course of your employment (hereinafter “Delta’s Materials”) shall, as between the parties hereto, remain the sole property of Delta. You hereby warrant that you shall promptly return all originals and copies of Delta’s Materials to Delta at the time your employment terminates.

(f) Cooperation. You hereby agree that you shall, both during and after your employment with Delta, to the extent requested in writing and reasonable under the circumstances, cooperate with and serve in any capacity requested by Delta in any pending or future litigation in which Delta has an interest, and regarding which you, by virtue of your employment with Delta, have knowledge or information relevant to the litigation.

3. Dispute Resolution.

(a) Arbitration. You hereby agree that except as expressly set forth below, all disputes and any claims arising out of or under or relating to the Award or this Agreement, including without limitation any dispute or controversy as to the validity, interpretation, construction, application, performance, breach or enforcement of this Agreement, shall be submitted for, and settled by, mandatory, final and binding arbitration in accordance with the Commercial Arbitration Rules then prevailing of the American Arbitration Association. Unless an alternative locale is otherwise agreed in writing by the parties to this Agreement, the arbitration shall be conducted in the City of Wilmington, Delaware. The arbitrator will apply Delaware law to the merits of any dispute or claim without reference to rules of conflicts of law. Any award rendered by the arbitrator shall provide the full remedies available to the parties under the applicable law and shall be final and binding on each of the parties hereto and their heirs, executors, administrators, successors and assigns and judgment may be entered thereon in any court having jurisdiction. You hereby consent to the personal jurisdiction of the state and federal courts in the State of Delaware, with venue in Wilmington, for any action or proceeding arising from or relating to any arbitration under this Agreement. The prevailing party in any such arbitration shall be entitled to an award by the arbitrator of all reasonable attorneys’ fees and expenses incurred in connection with the arbitration. However, Delta will pay all fees associated with the American Arbitration Association and the arbitrator. All parties must initial here for this Section 3 to be effective:

[NAME]

Robert L. Kight—Vice President—Compensation, Benefits and Services Delta Air Lines, Inc.

(b) Injunctive Relief in Aid of Arbitration; Forum Selection. You hereby acknowledge and agree that the provisions contained in Section 2 of this Agreement are reasonably necessary to protect the legitimate business interests of Delta, and that any breach of any of these provisions will result in immediate and irreparable injury to Delta for which monetary damages will not be an adequate remedy. You further acknowledge that if any such provision is breached or threatened to be breached, Delta will be entitled to seek a temporary restraining order, preliminary injunction or other equitable relief in aid of arbitration in any court of competent jurisdiction without the necessity of posting a bond, restraining you from continuing to commit any violation of the covenants, and you hereby irrevocably consent to the jurisdiction of the state and federal courts of the State of Delaware, with venue in Wilmington, which shall have jurisdiction to hear and determine any claim for a temporary restraining order, preliminary injunction or other equitable relief brought against you by Delta in aid of arbitration.

(c) Consequences of Breach. Furthermore, you acknowledge that, in partial consideration for the Award described in the 2009 LTIP and this Agreement, Delta is requiring that you agree to and comply with the terms of Section 2 and you hereby agree that without limiting any of the foregoing, should you violate any of the covenants included in Section 2 above, you will not be entitled to and shall not receive any Awards under the 2009 LTIP and this Agreement and any outstanding Awards will be forfeited.

(d) Tolling. You further agree that in the event the enforceability of any of the restrictions as set forth in Section 2 of this Agreement are challenged and you are not preliminarily or otherwise enjoined from breaching such restriction(s) pending a final determination of the issues, then, if an arbitrator finds that the challenged restriction(s) is enforceable, the time period set forth in such Section shall be deemed tolled upon the filing of the arbitration or action seeking injunctive or other equitable relief in aid of arbitration, whichever is first in time, until the dispute is finally resolved and all periods of appeal have expired.

(e) Governing Law. Unless governed by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws of that State.

(f) Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, YOU HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY MATTER ARISING OUT OF, UNDER, IN CONNECTION WITH, OR IN ANY WAY RELATED TO THIS AGREEMENT. THIS INCLUDES, WITHOUT LIMITATION, ANY DISPUTE CONCERNING ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN), OR ACTION OF DELTA OR YOU, OR ANY EXERCISE BY DELTA OR YOU OF OUR RESPECTIVE RIGHTS UNDER THIS AGREEMENT OR IN ANY WAY RELATING TO THIS AGREEMENT. YOU FURTHER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR DELTA TO ISSUE AND ACCEPT THIS AGREEMENT.

4. Validity; Severability. In the event that one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect, such holding shall not affect any other provisions in this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had never been contained herein. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

5. Authority of the Committee. You acknowledge and agree that the Committee has the sole and complete authority and discretion to construe and interpret the terms of the 2009 LTIP and this Agreement. All determinations of the Committee shall be final and binding for all purposes and upon all persons, including, without limitation, you and Delta, and your heirs and successors. The Committee shall be under no obligation to construe this Agreement or treat the Award in a manner consistent with the treatment provided with respect to other Awards or Participants.

6. Amendment. This Agreement may not be amended or modified except by written agreement signed by you and Delta.

7. Acknowledgement. By signing this Agreement: (a) you acknowledge that you have had a full and adequate opportunity to read this Agreement and you agree with every term and provision herein, including without limitation, the terms of Sections 2, 3, 4, and 5; (b) you acknowledge that you have received and had a full and adequate opportunity to read the 2009 LTIP; (c) you agree, on behalf of yourself and on behalf of any designated beneficiary and your heirs, executors, administrators and personal representatives, to all of the terms and conditions contained in this Agreement and the 2009 LTIP; and (d) you consent to receive all material regarding any awards under the 2009 LTIP, including any prospectuses, electronically with an e-mail notification to your work e-mail address.

8. Entire Agreement. This Agreement, together with the 2009 LTIP (the terms of which are made a part of this Agreement and are incorporated into this Agreement by reference), constitute the entire agreement between you and Delta with respect to the Award.

9. Acceptance of this Award. If you agree to all of the terms of this Agreement and would like to accept this Award, you must sign and date the Agreement where indicated below and return an original signed version of this Agreement to Mary Steele, either by hand or by mail to Department 936, P.O. Box 20706, Atlanta, Georgia 30320, as set forth on page 1 of this Agreement. If you have any questions regarding how to accept your Award, please contact Ms. Steele at (404) 715-6333. Delta hereby acknowledges and agrees that its legal obligation to make the Award to you shall become effective when you sign this Agreement.

You and Delta, each intending to be bound legally, agree to the matters set forth above by signing this Agreement, all as of the date set forth below.

DELTA AIR LINES, INC.

By:
Name:	Robert L. Kight
Title:	Vice President Compensation, Benefits and Services

PARTICIPANT

[NAME]

Date:

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